Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Municipal Defined Opportunity Trust Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-2, with respect to Western Asset Municipal Defined Opportunity Trust Inc.

New York, New York

February 18, 2009